EXHIBIT 99

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
of MGM MIRAGE

We have audited the accompanying consolidated balance sheets of MGM MIRAGE (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MGM MIRAGE and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada

January 28, 2003
except for Note 19, as to which the date is February 28, 2003 and except for the reclassification of the Golden Nugget Las Vegas, the Golden Nugget Laughlin and PLAYMGMMIRAGE.com as discontinued operations as described in Note 1 and Note 20, as to which the date is September 9, 2003.

MGM MIRAGE AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	At December 31,
	2002	2001

ASSETS

Current assets
Cash and cash equivalents	$211,234	$208,971
Accounts receivable, net	139,935	144,374
Inventories	83,582	78,037
Income tax receivable	—	12,077
Deferred income taxes	84,348	148,845
Prepaid expenses and other	86,311	69,623
Total current assets	605,410	661,927

Property and equipment, net	8,762,445	8,891,645

Other assets
Investment in unconsolidated affiliates	710,802	632,949
Goodwill and other intangible assets, net	256,108	139,178
Deposits and other assets, net	170,220	171,744
Total other assets	1,137,130	943,871
	$10,504,985	$10,497,443

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$69,959	$75,787
Income taxes payable	637	—
Current portion of long-term debt	6,956	168,079
Accrued interest on long-term debt	80,310	78,938
Other accrued liabilities	592,206	565,106
Total current liabilities	750,068	887,910

Deferred income taxes	1,769,431	1,746,272
Long-term debt	5,213,778	5,295,313
Other long-term obligations	107,564	57,248

Commitments and contingencies (Note 10)

Stockholders’ equity
Common stock, $.01 par value: authorized 300,000,000 shares, issued 166,393,025 and 163,685,876 shares; outstanding 154,574,225 and 157,396,176 shares	1,664	1,637
Capital in excess of par value	2,125,626	2,049,841
Deferred compensation	(27,034)	—
Treasury stock, at cost (11,818,800 and 6,289,700 shares)	(317,432)	(129,399)
Retained earnings	890,206	597,771
Accumulated other comprehensive loss	(8,886)	(9,150)
Total stockholders’ equity	2,664,144	2,510,700
	$10,504,985	$10,497,443

The accompanying notes are an integral part of these consolidated financial statements.

MGM MIRAGE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Year Ended December 31,
	2002	2001	2000
Revenues
Casino	$2,042,626	$2,015,960	$1,702,621
Rooms	798,562	793,321	583,837
Food and beverage	711,373	680,538	486,957
Entertainment, retail and other	655,035	638,707	455,135
	4,207,596	4,128,526	3,228,550
Less: Promotional allowances	(398,104)	(378,706)	(270,347)
	3,809,492	3,749,820	2,958,203
Expenses
Casino	1,019,761	1,042,011	813,406
Rooms	212,337	216,548	169,300
Food and beverage	396,273	379,313	275,388
Entertainment, retail and other	421,402	428,309	286,146
Provision for doubtful accounts	27,675	70,690	41,593
General and administrative	566,080	552,916	417,038
Corporate expense	43,856	37,637	34,793
Preopening and start-up expenses	14,141	4,130	5,624
Restructuring costs (credit)	(17,021)	23,382	23,519
Write-downs and impairments	14,712	46,062	102,225
Depreciation and amortization	384,890	375,945	283,553
	3,084,106	3,176,943	2,452,585

Income from unconsolidated affiliate	32,361	36,816	22,068

Operating income	757,747	609,693	527,686

Non-operating income (expense)
Interest income	4,448	5,954	12,805
Interest expense, net	(286,636)	(338,783)	(264,430)
Interest expense from unconsolidated affiliate	(596)	(2,370)	(2,043)
Other, net	(7,988)	(3,708)	(248)
	(290,772)	(338,907)	(253,916)

Income from continuing operations before income taxes	466,975	270,786	273,770
Provision for income taxes	(171,447)	(104,820)	(108,535)

Income from continuing operations	295,528	165,966	165,235

Discontinued operations
Income (loss) from discontinued operations	(661)	6,803	1,270
Provision for income taxes	(2,104)	(2,176)	(345)
	(2,765)	4,627	925

Income before extraordinary item	292,763	170,593	166,160

Extraordinary item
Loss on early retirements of debt, net of income tax benefits of $176, $419 and $2,983	(328)	(778)	(5,416)

Net income	$292,435	$169,815	$160,744

Basic income per share of common stock
Income from continuing operations	$1.87	$1.04	$1.14
Discontinued operations	(0.02)	0.03	0.01
Income before extraordinary item	1.85	1.07	1.15
Extraordinary item – loss on early retirements of debt, net	—	—	(0.04)
Net income per share	$1.85	$1.07	$1.11

Diluted income per share of common stock
Income from continuing operations	$1.85	$1.03	$1.12
Discontinued operations	(0.02)	0.03	0.01
Income before extraordinary item	1.83	1.06	1.13
Extraordinary item – loss on early retirements of debt, net	—	—	(0.04)
Net income per share	$1.83	$1.06	$1.09

The accompanying notes are an integral part of these consolidated financial statements.

MGM MIRAGE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities
Net income	$292,435	$169,815	$160,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	398,623	390,726	293,181
Amortization of debt discount and issuance costs	28,527	30,505	31,257
Provision for doubtful accounts	28,352	71,244	42,016
Loss on early retirements of debt	504	1,197	8,399
Write-downs and impairments	14,712	47,955	102,225
Income from unconsolidated affiliate	(31,765)	(34,446)	(20,025)
Distributions from unconsolidated affiliate	37,000	36,000	24,000
Deferred income taxes	90,852	65,619	35,595
Tax benefit from stock option exercises	18,050	2,137	6,947
Changes in assets and liabilities (net of acquisitions):
Accounts receivable	(24,107)	23,726	(57,281)
Inventories	(5,685)	7,464	4,293
Income taxes receivable and payable	12,714	(8,512)	71,754
Prepaid expenses and other	(16,142)	1,070	(2,731)
Accounts payable and accrued liabilities	(18,863)	(5,528)	122,905
Other	2,751	(3,089)	(22,294)
Net cash provided by operating activities	827,958	795,883	800,985

Cash flows from investing activities
Purchases of property and equipment	(300,039)	(327,936)	(336,499)
Acquisition of Mirage Resorts, Incorporated, net of cash acquired	—	—	(5,315,466)
Dispositions of property and equipment	20,340	26,840	150,172
Investments in unconsolidated affiliates	(80,314)	(38,250)	—
Change in construction payable	6,313	3,368	(14,361)
Other	(17,510)	(16,227)	(17,018)
Net cash used in investing activities	(371,210)	(352,205)	(5,533,172)

Cash flows from financing activities
Net borrowing (repayment) under bank credit facilities	(270,126)	(819,704)	2,182,386
Issuance of long-term debt	—	400,000	1,547,052
Debt issuance costs	(848)	(8,529)	(75,099)
Issuance of common stock	45,985	7,837	1,248,214
Purchases of treasury stock	(207,590)	(45,716)	(52,579)
Cash dividend paid	—	—	(11,341)
Other	(21,906)	3,437	—
Net cash provided by (used in) financing activities	(454,485)	(462,675)	4,838,633

Cash and cash equivalents
Net increase (decrease) for the year	2,263	(18,997)	106,446
Balance, beginning of year	208,971	227,968	121,522
Balance, end of year	$211,234	$208,971	$227,968

Supplemental cash flow disclosures
Interest paid, net of amounts capitalized	$266,071	$317,773	$200,716
State and federal income taxes paid	44,579	19,342	30,537

Non-cash investing and financing transactions
Acquisition of Detroit development rights	$115,055	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

MGM MIRAGE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

For the Years Ended December 31, 2002, 2001 and 2000

	Common Stock		Capital in				Accumulated Other Comprehensive	Total
	Shares Outstanding	Par Value	Excess of Par Value	Deferred Compensation	Treasury Stock	Retained Earnings	Income (Loss)	Stockholders’ Equity

Balances, December 31, 1999	113,880	$1,384	$1,261,625	$—	$(505,824)	$267,165	$(1,149)	$1,023,201

Net income	—	—	—	—	—	160,744	—	160,744
Currency translation adjustment	—	—	—	—	—	—	(4,131)	(4,131)
Total comprehensive income	—	—	—	—	—	—	—	156,613

Issuance of common stock pursuant to stock option grants	1,244	13	16,880	—	—	—	—	16,893
Issuance of common stock in private placement	46,500	235	756,368	—	474,720	—	—	1,231,323
Purchases of treasury stock	(2,494)	—	—	—	(52,579)	—	—	(52,579)
Tax benefit from stock option exercises	—	—	6,947	—	—	—	—	6,947
Dividend payment adjustment	—	—	—	—	—	47	—	47
Balances, December 31, 2000	159,130	1,632	2,041,820	—	(83,683)	427,956	(5,280)	2,382,445

Net income	—	—	—	—	—	169,815	—	169,815
Currency translation adjustment	—	—	—	—	—	—	(2,086)	(2,086)
Derivative loss from unconsolidated affiliate	—	—	—	—	—	—	(1,784)	(1,784)
Total comprehensive income	—	—	—	—	—	—	—	165,945

Issuance of common stock pursuant to stock option grants	497	5	5,884	—	—	—	—	5,889
Purchases of treasury stock	(2,231)	—	—	—	(45,716)	—	—	(45,716)
Tax benefit from stock option exercises	—	—	2,137	—	—	—	—	2,137
Balances, December 31, 2001	157,396	1,637	2,049,841	—	(129,399)	597,771	(9,150)	2,510,700

Net income	—	—	—	—	—	292,435	—	292,435
Currency translation adjustment	—	—	—	—	—	—	6,085	6,085
Derivative loss from unconsolidated affiliate	—	—	—	—	—	—	(5,821)	(5,821)
Total comprehensive income	—	—	—	—	—	—	—	292,699

Issuance of restricted stock	903	—	12,000	(31,769)	19,769	—	—	—
Cancellation of restricted stock	(6)	—	—	212	(212)	—	—	—
Amortization of deferred compensation	—	—	—	4,523	—	—	—	4,523
Issuance of common stock pursuant to stock option grants	2,707	27	45,735	—	—	—	—	45,762
Purchases of treasury stock	(6,426)	—	—	—	(207,590)	—	—	(207,590)
Tax benefit from stock option exercises	—	—	18,050	—	—	—	—	18,050

Balances, December 31, 2002	154,574	$1,664	$2,125,626	$(27,034)	$(317,432)	$890,206	$(8,886)	$2,664,144

The accompanying notes are an integral part of these consolidated financial statements.

MGM MIRAGE AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION

MGM MIRAGE (the “Company”) is a Delaware corporation, incorporated on January 29, 1986. As of December 31, 2002, approximately 53% of the outstanding shares of the Company’s common stock were owned by Tracinda Corporation, a Nevada corporation wholly owned by Kirk Kerkorian.  MGM MIRAGE acts largely as a holding company and, through wholly-owned subsidiaries, operates hotel, casino and entertainment resorts.  The Company increased its holdings substantially on May 31, 2000, with the completion of the acquisition (the “Mirage Acquisition”) of Mirage Resorts, Incorporated (“Mirage”) (see Note 3).

The Company owns and operates the following hotel, casino and entertainment resorts on the Las Vegas Strip in Las Vegas, Nevada:  Bellagio, MGM Grand Hotel and Casino – Las Vegas, The Mirage, Treasure Island, New York-New York and the Boardwalk Hotel and Casino. The Company also owns a 50% interest in the joint venture that owns and operates the Monte Carlo Resort & Casino, located on the Las Vegas Strip.

The Company owns the following resorts in other areas of Nevada: Golden Nugget Las Vegas, in downtown Las Vegas; Golden Nugget Laughlin, in Laughlin, Nevada; and three resorts in Primm, Nevada at the California/Nevada state line – Whiskey Pete’s, Buffalo Bill’s and the Primm Valley Resort – as well as two championship golf courses located near the resorts.  The Company also owns Shadow Creek, an exclusive world-class golf course located approximately ten miles north of its Las Vegas Strip resorts.  See Note 20 for information regarding the anticipated sale of the Golden Nugget Las Vegas and Golden Nugget Laughlin resorts.

The Company, through its wholly owned subsidiary, MGM Grand Detroit, Inc., and its local partners formed MGM Grand Detroit, LLC, to develop a hotel, casino and entertainment complex in Detroit, Michigan.  On July 29, 1999, MGM Grand Detroit, LLC commenced gaming operations in an interim facility located directly off of the John C. Lodge Expressway in downtown Detroit.  See Note 10 for discussion of the revised development agreement with the City of Detroit.

The Company also owns and operates Beau Rivage, a beachfront resort located in Biloxi, Mississippi, and MGM Grand Hotel and Casino in Darwin, Australia.

A limited liability company owned 50-50 with Boyd Gaming Corporation is developing Borgata, a hotel and casino resort on 27 acres at Renaissance Pointe, located in the Marina area of Atlantic City, New Jersey.  The Company owns approximately 95 developable acres adjacent to Borgata, of which 75 acres are available for future development and 20 acres are for common landscaping and roadways on Renaissance Pointe.

In the second quarter of 2002, the Company received proceeds of $11 million on termination of management agreements covering four casinos in the Republic of South Africa.  Prior to the termination, the Company managed three permanent casinos and one interim casino and received management fees from its partner, Tsogo Sun Gaming & Entertainment.  The termination fee was recorded as part of entertainment, retail and other revenues in the accompanying consolidated statements of income.

Until June 30, 2003, the Company operated PLAYMGMMIRAGE.com, the Company’s online gaming website based in the Isle of Man.  PLAYMGMMIRAGE.com became operational on September 26, 2002.  It initially was not actively marketed, and was in the start-up phase through January 31, 2003.  The Company ceased operation of the website as of June 30, 2003.  See Note 20 for further information.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Principles of consolidation.  The consolidated financial statements include the accounts of the Company and its subsidiaries.  Investments in unconsolidated affiliates which are 50% or less owned are accounted for under the equity method.  All significant intercompany balances and transactions have been eliminated in consolidation.  The Company’s operations are primarily in one segment – operation of casino resorts.  Other operations, and foreign operations, are not material.

Management’s use of estimates.  The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  Those principles require the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents.  Cash and cash equivalents include investments and interest bearing instruments with maturities of three months or less at the date of acquisition.  Such investments are carried at cost which approximates market value.

Accounts receivable and credit risk.  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable.  The Company issues markers to approved casino customers following background checks and investigations of creditworthiness.  At December 31, 2002, a substantial portion of the Company’s receivables were due from customers residing in foreign countries.  Business or economic conditions or other significant events in these countries could affect the collectibility of such receivables.

Trade receivables, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost.  Accounts are written off when management deems the account to be uncollectible.  Recoveries of accounts previously written off are recorded when received.  An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their carrying amount, which approximates fair value.  The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions.  Management believes that as of December 31, 2002, no significant concentrations of credit risk existed for which an allowance had not already been recorded.

Inventories.  Inventories consist of food and beverage, retail merchandise and operating supplies, and are stated at the lower of cost or market.  Cost is determined by the first-in, first-out method.

Property and equipment.  Property and equipment are stated at cost.  Gains or losses on dispositions of property and equipment are included in the determination of income.  Property and equipment are generally depreciated over the following estimated useful lives on a straight-line basis:

Buildings	40 years
Building improvements	15 to 40 years
Land improvements	15 to 40 years
Equipment, furniture, fixtures, and leasehold improvements	5 to 20 years

We evaluate our property and equipment and other long-lived assets for impairment in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  For assets to be disposed of, we recognize the asset to be sold at the lower of carrying value or fair market value less costs of disposal.  Fair market value for assets to be disposed of is estimated based on comparable asset sales, solicited offers, or a discounted cash flow model.

For assets to be held and used, we review fixed assets for impairment whenever indicators of impairment exist.  If an indicator of impairment exists, we compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset.  If the undiscounted cash flows exceed the carrying value, no impairment is indicated.  If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on fair value compared to carrying value, with fair value typically based on a discounted cash flow model.  If an asset is still under development, future cash flows include remaining construction costs.

For discussion of recognized impairment losses, see Note 15.  In October 2002, we announced the suspension of our development activities on our wholly-owned project on the Renaissance Pointe land in Atlantic City.  In connection therewith, we reviewed the land for potential impairment, and determined that no impairment was indicated.

Capitalized interest.  The interest cost associated with major development and construction projects is capitalized and included in the cost of the project.  When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of the Company’s outstanding borrowings.  Capitalization of interest ceases when the project is substantially complete or development activity is suspended for more than a brief period.

Goodwill and other intangible assets.  Goodwill represents the excess of purchase price over fair market value of net assets acquired in business combinations.  The Company’s total goodwill at December 31, 2002 was $106 million, of which $26 million related to the 1995 acquisition of MGM Grand Australia and $80 million relates to goodwill assigned to Bellagio, The Mirage, Treasure Island and Golden Nugget-Las Vegas in connection with the Mirage Acquisition.  The Company’s other intangible assets consist primarily of development rights in Detroit (see Note 10) and trademarks, which are indefinite-lived.

Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), was issued in June 2001 and adopted by the Company on January 1, 2002.  The statement provides that goodwill and indefinite–lived intangible assets are no longer amortized effective January 1, 2002, but are instead reviewed for impairment within six months of adoption of the statement and at least annually thereafter.  The Company completed the necessary impairment reviews in the second and fourth quarters of 2002 and, as a result of the reviews, the Company did not record any impairment charges.

Amortization of goodwill and indefinite–lived intangible assets totaled $3 million and $2 million for the years ended December 31, 2001 and 2000, respectively.  Had SFAS 142 been in effect in these periods, the Company’s results would have been as follows:

	December 31, 2001		December 31, 2000
	As Reported	Adjusted	As Reported	Adjusted
	(In thousands, except per share amounts)

Income before extraordinary item	$170,593	$173,262	$166,160	$167,738
Net income	169,815	172,484	160,744	162,322
Basic earnings per share	$1.07	$1.09	$1.11	$1.12
Diluted earnings per share	1.06	1.07	1.09	1.10

Revenue recognition and promotional allowances.  Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs (“casino front money”) and for chips in the customers’ possession (“outstanding chip liability”).  Casino revenues are recognized net of certain sales incentives in accordance with the Emerging Issues Task Force (“EITF”) consensus on Issue 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor´s Products).”  The consensus in EITF 01-9 includes guidance from two previous EITF issues related to the income statement classification of certain sales incentives and point-based loyalty programs which affect our policy for recording gaming revenues.

First, sales incentives must be recorded as a reduction of revenue.  The Company’s existing policy related to rooms, food and beverage, and other non-casino revenues has always been consistent with this guidance.  The Company adopted the previous EITF guidance in the first quarter of 2001 as it related to incentives to induce casino play, which were previously classified as operating expenses.  Casino incentives of $85 million for 2000 have been reclassified to conform to the current presentation, with no effect on previously reported operating income or net income.

Second, the redemption of points in point-loyalty programs, such as points earned in our slot players clubs and our  “Players Club”, must be recorded as a reduction of revenue.  The Company adopted the previous EITF guidance in the first quarter of 2001.  Slot club incentives of $37 million for 2000, previously recorded as operating expenses, have been reclassified to conform to the current presentation, with no effect on previously recorded operating income or net income.

Hotel, food and beverage, entertainment and other operating revenues are recognized as services are performed.  Advance deposits on rooms and advance ticket sales are recorded as accrued liabilities until services are provided to the customer.  The retail value of accommodations, food and beverage, and other services furnished to hotel-casino guests without charge is included in gross revenue and then deducted as promotional allowances.

The estimated cost of providing such promotional allowances is primarily included in casino expenses as follows:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Rooms	$60,589	$60,961	$37,008
Food and beverage	170,916	166,835	114,301
Other	19,924	18,403	21,925
	$251,429	$246,199	$173,234

Advertising.  The Company expenses advertising costs the first time the advertising takes place.  Advertising expense, which is generally included in general and administrative expenses, was $54 million, $51 million and $40 million for 2002, 2001 and 2000, respectively.

Corporate expense.  Corporate expense represents unallocated payroll and aircraft costs, professional fees and various other expenses not directly related to the Company’s casino resort operations.  In addition, corporate expense includes the costs associated with the Company’s evaluation and pursuit of new business opportunities, which are expensed as incurred until development of a specific project has become probable.

Preopening and start-up expenses.  The Company accounts for costs incurred during the preopening and start-up phases of operations in accordance with Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”.  Preopening and start-up costs, including organizational costs, are expensed as incurred.  Costs classified as preopening and start-up expenses include payroll, outside services, advertising, and other expenses related to new or start-up operations and customer initiatives.

Income per share of common stock.  The weighted-average number of common and common equivalent shares used in the calculation of basic and diluted earnings per share consisted of the following:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)

Weighted-average common shares outstanding used in the calculation of basic earnings per share	157,809	158,771	145,300
Potential dilution from stock options and restricted stock	2,131	2,051	2,601
Weighted-average common and common equivalent shares used in the calculation of diluted earnings per share	159,940	160,822	147,901

Stock-based compensation.  The Company accounts for stock-based compensation, including employee stock option plans, in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and the Financial Accounting Standards Board’s Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25”, and discloses supplemental information in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS 148”).  The Company does not incur compensation expense for employee stock options when the exercise price is at least 100% of the market value of the Company’s common stock on the date of grant.  For disclosure purposes, employee stock options are measured at fair value, compensation is assumed to be amortized over the vesting periods of the options, and pro forma results are disclosed as if the Company had applied SFAS 123.  See Note 12 for the pro forma disclosures.

Currency translation.  The Company accounts for currency translation in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”.  Balance sheet accounts are translated at the exchange rate in effect at each balance sheet date.  Income statement accounts are translated at the average rate of exchange prevailing during the period.  Translation adjustments resulting from this process are charged or credited to other comprehensive income (loss).

Comprehensive income.  Comprehensive income includes net income and all other non-stockholder changes in equity, or other comprehensive income.  Elements of the Company’s other comprehensive income are reported in the accompanying consolidated statement of stockholders’ equity, and the cumulative balance of these elements consisted of the following:

	At December 31,
	2002	2001
	(In thousands)
Foreign currency translation adjustments	$(1,281)	$(7,366)
Derivative loss from unconsolidated affiliate	(7,605)	(1,784)
	$(8,886)	$(9,150)

Reclassifications.  The consolidated financial statements for prior years reflect certain reclassifications, which have no effect on previously reported net income, to conform to the current year presentation.

NOTE 3 — ACQUISITIONS

On May 31, 2000, the Company completed the Mirage Acquisition whereby Mirage shareholders received $21 per share in cash.  The acquisition had a total equity value of approximately $4.4 billion.  In addition, the Company assumed approximately $2.0 billion of Mirage’s outstanding debt, of which approximately $1.0 billion was refinanced and $950 million remains outstanding.  The transaction was accounted for as a purchase and, accordingly, the purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the acquisition.  The estimated fair value of assets acquired and liabilities assumed (net of the debt refinanced at the time of the acquisition) were $8.0 billion and $2.7 billion, respectively.  The operating results for Mirage are included in the consolidated statements of income from the date of acquisition.

On March 1, 1999, the Company completed the Primadonna Acquisition for approximately 19 million shares of the Company’s common stock valued at approximately $244 million plus the assumption of debt totaling $315 million.  Primadonna shareholders received .66 share of the Company’s common stock for every Primadonna share held.  The transaction was accounted for as a purchase and, accordingly, the purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the acquisition.  The estimated fair value of assets acquired and liabilities assumed were $742 million and $498 million, respectively.  The operating results for Primadonna are included in the consolidated statements of income from the date of acquisition.

The following unaudited pro forma consolidated financial information for the Company has been prepared assuming both the Primadonna Acquisition and the Mirage Acquisition had occurred on January 1, 1999:

	Year Ended December 31,
	2000	1999
	(In thousands, except per share amounts)
Net revenues	$3,901,506	$3,511,939
Operating income	$687,500	$515,016
Income from continuing operations	$183,568	$103,006
Income before extraordinary item and cumulative effect of change in accounting principle	$190,380	$109,987
Net income	$184,964	$70,343

Basic earnings per share:
Income from continuing operations	$1.16	$0.62
Income before extraordinary item and cumulative effect of change in accounting principle	$1.20	$0.66
Net income	$1.16	$0.42
Weighted average basic shares outstanding	158,932	165,590

Diluted earnings per share:
Income from continuing operations	$1.14	$0.61
Income before extraordinary item and cumulative effect of change in accounting principle	$1.18	$0.65
Net income	$1.15	$0.41
Weighted average diluted shares outstanding	161,533	169,769

This unaudited pro forma consolidated financial information is not necessarily indicative of what the Company’s actual results would have been had the acquisitions been completed on January 1, 1999.

NOTE 4 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	At December 31,
	2002	2001
	(In thousands)
Casino	$166,612	$189,434
Hotel	50,024	41,408
Other	13,770	16,504
	230,406	247,346
Less: Allowance for doubtful accounts	(90,471)	(102,972)
	$139,935	$144,374

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	At December 31,
	2002	2001
	(In thousands)
Land	$4,113,622	$4,116,008
Buildings, building improvements and land improvements	3,807,228	3,740,468
Equipment, furniture, fixtures and leasehold improvements	1,934,147	1,775,264
Construction in progress	298,809	261,635
	10,153,806	9,893,375
Less: Accumulated depreciation and amortization	(1,391,361)	(1,001,730)
	$8,762,445	$8,891,645

NOTE 6 — INVESTMENTS IN UNCONSOLIDATED AFFILIATES

The Company has investments in unconsolidated affiliates accounted for under the equity method. Under the equity method, carrying value is adjusted by the Company’s share of earnings, losses, capital contributions and distributions of these companies.  The Company’s investments in unconsolidated affiliates were recorded at their estimated fair value at the date of the Mirage Acquisition, which value exceeded the Company’s share of the net assets of the unconsolidated affiliates by approximately $361 million.  Substantially all of this difference relates to the excess of the fair value of land owned by the affiliates over its pre-existing carrying value.  The investment balance also includes interest capitalized on the Borgata investment, which will be amortized over 40 years once Borgata opens.  Investments in unconsolidated affiliates consist of the following:

	At December 31,
	2002	2001
	(In thousands)
Victoria Partners – Monte Carlo (50%)	$421,483	$383,218
Marina District Development Company - Borgata (50%)	289,319	249,731
	$710,802	$632,949

The Company records its share of the results of operations of the unconsolidated affiliates as follows:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Income from unconsolidated affiliate	$32,361	$36,816	$22,068
Preopening and start-up expenses	(7,757)	(2,376)	(1,544)
Interest expense from unconsolidated affiliate	(596)	(2,370)	(2,043)
Other nonoperating income (expense)	(739)	1,456	—
	$23,269	$33,526	$18,481

Summarized balance sheet information of the unconsolidated affiliates is as follows:

	At December 31,
	2002	2001
	(In thousands)
Current assets	$57,033	$29,413
Property and other assets, net	1,036,895	628,110
Current liabilities	145,119	153,312
Long-term debt and other liabilities	331,241	3,224
Equity	617,568	500,987

Summarized results of operations of the unconsolidated affiliates are as follows:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Net revenues	$250,317	$256,586	$276,558
Operating expenses, except preopening expenses	(184,268)	(189,738)	(198,002)
Preopening and start-up expenses	(15,514)	(4,899)	(3,410)
Operating income	50,535	61,949	75,146
Interest expense	(1,212)	(4,684)	(6,844)
Other nonoperating income (expense)	(1,336)	3,469	958
Net income	$47,987	$60,734	$69,260

The 2000 results of operations included in the above table represent a full year of operations for the unconsolidated affiliates.  The Company recorded its share of the unconsolidated affiliates’ results of operations beginning June 1, 2000, after the investments were acquired in the Mirage Acquisition.

NOTE 7 — OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following:

	At December 31,
	2002	2001
	(In thousands)
Salaries and related	$173,047	$176,494
Casino outstanding chip liability	62,690	53,201
Taxes, other than income taxes	44,168	40,323
Casino front money	42,803	37,530
Advance deposits and ticket sales	39,601	35,010
Amounts due to City of Detroit	37,760	—
Other liabilities	192,137	222,548
	$592,206	$565,106

NOTE 8 — LONG-TERM DEBT

Long-term debt consisted of the following:

	At December 31,
	2002	2001
	(In thousands)
$2.0 Billion Revolving Credit Facility	$1,800,000	$1,949,800
$600 Million Revolving Credit Facility	—	207,000
$50 Million Revolving Line of Credit	50,000	—
Australian Bank Facility, due 2004	15,726	17,306
Other Note due to Bank	40,000	—
$300 Million 6.95% Senior Notes, due 2005, net	302,169	299,249
$200 Million 6.625% Senior Notes, due 2005, net	192,830	189,847
$250 Million 7.25% Senior Notes, due 2006, net	232,176	221,427
$710 Million 9.75% Senior Subordinated Notes, due 2007, net	704,459	703,204
$200 Million 6.75% Senior Notes, due 2007, net	179,603	176,196
$200 Million 6.75% Senior Notes, due 2008, net	177,698	174,426
$200 Million 6.875% Senior Notes, due 2008, net	198,509	198,215
$850 Million 8.50% Senior Notes, due 2010, net	846,116	845,610
$400 Million 8.375% Senior Subordinated Notes, due 2011	400,000	400,000
$100 Million 7.25% Senior Debentures, due 2017, net	80,567	79,982
Other Notes	881	1,130
	5,220,734	5,463,392
Less: Current portion	(6,956)	(168,079)
	$5,213,778	$5,295,313

Total interest incurred during 2002, 2001 and 2000 was $349 million, $418 million and $355 million, respectively, of which $62 million, $79 million and $91 million, respectively, was capitalized.  See Note 20 for additional interest incurred which was allocated to discontinued operations.

On April 11, 2000, the Company entered into three senior credit agreements providing for bank financing totaling $4.3 billion from syndicates of banks each led by Bank of America, N.A. (collectively, the “Senior Facilities”).  The Senior Facilities consisted of (1) a $2.0 billion senior revolving credit facility which matures on May 31, 2005 (the “$2.0 billion Revolving Credit Facility”); (2) a $1.0 billion, 364-day, senior revolving credit facility, which matured on April 6, 2001 and was replaced by an $800 million senior revolving credit facility, which matured on April 5, 2002 and was replaced by a $600 million senior revolving credit facility, which matures on April 4, 2003 (the “$600 million Revolving Credit Facility”); and (3) a $1.3 billion senior term loan which matured on April 6, 2001 (the “$1.3 billion Term Loan”).

Interest on the Senior Facilities is based on the bank reference rate or Eurodollar rate.  As of December 31, 2002 and 2001, the Company’s borrowing rate was approximately 2.8% and 3.2%, respectively.  Stand-by letters of credit totaling $85 million were outstanding as of December 31, 2002 under the $2.0 billion Revolving Credit Facility.

The Company established a commercial paper program during 2001 that provides for the issuance, on a revolving basis, of up to $500 million of uncollateralized short-term notes.  The Company is required to maintain credit availability under its Senior Facilities equal to the outstanding principal amount of commercial paper borrowings.  No commercial paper borrowings were outstanding at December 31, 2002 or 2001.

In September 2002, the Company entered into a $50 million unsecured revolving line of credit with a bank, which expires on April 4, 2003.  In August 2002, the Company terminated its MGM Grand Detroit, LLC credit facility, originally due in 2003.  The Detroit credit facility had no amounts outstanding at December 31, 2001.  The early termination resulted in an extraordinary loss on early retirement of debt of $0.3 million, net of tax, for the write-off of unamortized debt issuance costs.

On May 5, 2000, the Company’s shelf registration statement, which allows the Company to issue a total of up to $2.75 billion of debt and equity securities from time to time in public offerings, was declared effective by the Securities and Exchange Commission.  On May 31, 2000, the Company issued under the shelf registration statement $710 million of senior subordinated notes, which carry a coupon of 9.75% and are due on June 1, 2007.  Proceeds from this offering were used to repay a portion of the then outstanding borrowings under Mirage’s senior credit facility.  On September 15, 2000, the Company issued under the shelf registration statement $850 million of senior notes, which carry a coupon of 8.50% and are due on September 15, 2010.  On January 23, 2001, the Company issued under the shelf registration statement $400 million of senior subordinated notes, which carry a coupon of 8.375% and are due on February 1, 2011.  Proceeds from the September 2000 and January 2001 offerings were used to repay a portion of the $1.3 billion Term Loan.  Remaining capacity under the shelf registration statement after issuance of these notes is $790 million.  Any future public offering of securities under the shelf registration statement will only be made by means of a prospectus supplement.

In connection with the Mirage Acquisition, all of the outstanding Mirage senior notes and debentures became obligations of the Company.  The notes and debentures are in various tranches as follows: (1) $200 million 6.625% senior notes due February 2005; (2) $250 million 7.25% senior notes due October 2006; (3) $200 million 6.75% senior notes due August 2007; (4) $200 million 6.75% senior notes due February 2008; and (5) $100 million 7.25% senior debentures due August 2017 (collectively, the “Mirage Notes”).  The Mirage Notes as well as the Company’s other senior notes are pari passu with the Senior Facilities.

The Company and each of its material subsidiaries, including Mirage but excluding MGM Grand Detroit, LLC and the Company’s foreign subsidiaries, are directly liable for or unconditionally guarantee the Senior Facilities, the senior notes, the Mirage Notes and the senior subordinated notes.  MGM Grand Detroit, LLC is a guarantor under the Senior Facilities, but only to the extent that the proceeds of borrowings under such facilities are made available to MGM Grand Detroit, LLC.

During January 2002, Moody’s Investors Service lowered its rating on the Company’s senior notes to one level below investment grade (Ba1).  As a result, substantially all of the Company’s assets other than assets of its foreign subsidiaries and certain assets in use at MGM Grand Detroit were pledged as collateral for the Company’s senior notes (excluding subordinated notes and the $50 million line of credit) and the $2.0 billion and $800 million (subsequently reduced to $600 million) revolving credit facilities.

The Company’s long-term debt obligations contain certain customary covenants.  The Company’s Senior Facilities contain covenants that require the Company to maintain certain financial ratios.  At December 31, 2002, the Company was required to maintain a maximum leverage ratio (average debt to EBITDA, as defined) of 5.75:1, decreasing periodically to 4.5:1 by March 2004.  The Company was also required to maintain a minimum coverage ratio (EBITDA to interest charges, as defined) of 2.5:1, increasing to 3.0:1 at March 2004.  As of December 31, 2002, the Company’s leverage and interest coverage ratios were 4.5:1 and 3.6:1, respectively.

The Company attempts to limit its exposure to interest rate risk by managing the mix of its long-term fixed rate borrowings and short-term borrowings under its bank credit facilities and commercial paper program.  During June 2001, the Company entered into interest rate swap agreements designated as fair value hedges of its $500 million of fixed rate debt due in 2005.  During September and October 2001, those swap agreements were terminated and replaced by new agreements designated as fair value hedges of $550 million of fixed rate debt due in 2005 and 2006.  The Company entered into an additional swap agreement designated as a fair value hedge of $100 million in the first quarter of 2002.  Under the terms of these agreements, the Company made payments based on specified spreads over six-month LIBOR, and received payments equal to the interest payments due on the fixed rate debt.  Giving effect to these agreements, the Company’s fixed rate borrowings represented approximately 51% of total borrowings at December 31, 2001.

In the second quarter of 2002, the Company terminated interest rate swap agreements designated as fair value hedges covering $650 million of its fixed rate debt due in 2005 and 2006.  The interest rate swap agreements qualified for the “shortcut” method allowed under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which allows an assumption of no ineffectiveness in the hedging relationship.  As such, there was no impact on net income from changes in the fair value of the hedging instruments.  Instead, the fair value of the instruments was recorded as an asset or liability on the Company’s balance sheet, with an offsetting adjustment to the carrying value of the related debt.  Other long-term obligations in the accompanying December 31, 2001 balance sheet included $13 million representing the fair value of interest rate swap agreements at that date, with corresponding aggregate decreases in the carrying value of the Company’s long-term debt.  The Company received net payments totaling $11 million during 2001 and 2002 upon the termination of its swap agreements.  These amounts have been added to the carrying value of the related debt obligations and are being amortized and recorded as a reduction of interest expense over the remaining life of that debt.  The Company’s fixed rate borrowings represented approximately 63% of total borrowings at December 31, 2002.

Maturities of the Company’s long-term debt as of December 31, 2002 are as follows:

Years ending December 31,	(In thousands)
2003	$96,956
2004	9,085
2005	2,300,145
2006	250,157
2007	910,171
Thereafter	1,750,093
5,316,607
Debt discount	(102,744)
Swap deferred gain	6,871
$5,220,734

Amounts due in 2003 for which borrowing capacity was available under the Company’s long-term credit facilities have been excluded from current liabilities in the accompanying consolidated balance sheet.

The estimated fair value of the Company’s long-term debt at December 31, 2002 was approximately $5.6 billion, versus its book value of $5.2 billion.  At December 31, 2001, the estimated fair value of the Company’s long-term debt was approximately $5.6 billion, versus its book value of $5.5 billion.  The estimated fair value of the Company’s public debt securities was based on quoted market prices on or about December 31, 2002 and 2001.  The estimated fair value of the Company’s outstanding credit facility borrowings was assumed to approximate book value due to the short-term nature of the borrowings.

NOTE 9 — INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”).  SFAS 109 requires the recognition of deferred income tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences.  The standard requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not.  Otherwise, a valuation allowance is applied.

The income tax provisions attributable to continuing operations and discontinued operations (see Note 20) is as follows:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Continuing operations	$171,447	$104,820	$108,535
Discontinued operations	2,104	2,176	345
	$173,551	$106,996	$108,880

The income tax provision attributable to income from continuing operations before income taxes and extraordinary items is as follows:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Current—federal	$49,882	$26,068	$25,604
Deferred—federal	111,981	69,385	72,676
Provision for federal income taxes	161,863	95,453	98,280

Current—state	6,169	6,156	6,365
Deferred—state	(51)	366	421
Provision for state income taxes	6,118	6,522	6,786

Current—foreign	6,379	3,436	4,325
Deferred—foreign	(2,913)	(591)	(856)
Provision for foreign income taxes	3,466	2,845	3,469

	$171,447	$104,820	$108,535

Reconciliation of the federal income tax statutory rate and the Company’s effective tax rate from continuing operations is as follows:

	Year Ended December 31,
	2002	2001	2000
Federal income tax statutory rate	35.0%	35.0%	35.0%
State income tax (net of federal benefit)	0.9	1.5	1.6
Permanent and other items	0.8	2.2	3.0
	36.7%	38.7%	39.6%

The major tax effected components of the Company’s net deferred tax liability are as follows:

	2002	2001
	(In thousands)
Deferred tax assets—federal and state
Bad debt reserve	$44,648	$48,492
Tax credit carryforwards	17,694	57,599
Net operating loss carryforward	9,575	18,912
Preopening costs	50,196	67,261
Accruals, reserves and other	28,390	27,291
	150,503	219,555
Less: Valuation allowance	(7,073)	—
	143,430	219,555
Deferred tax liabilities—federal and state
Property and equipment	(1,698,950)	(1,679,080)
Other	(131,180)	(136,606)
	(1,830,130)	(1,815,686)
Deferred taxes—foreign	1,617	(1,296)
Net deferred tax liability	$(1,685,083)	$(1,597,427)

For U.S. federal income tax return purposes, the Company has a net operating loss carryforward of $9 million, which will begin to expire in 2010, an alternative minimum tax credit carryforward of $6 million, which does not expire, and a general business tax credit carryforward of $11 million, which expires in various periods through 2022.  For state tax purposes, the Company has a New Jersey net operating loss carryforward of $108 million, which equates to a $6 million deferred tax asset, after federal tax effect, and before valuation allowance.  The New Jersey net operating loss carryforwards begin to expire in 2003.

At December 31, 2002, there is a $7 million valuation allowance provided on certain New Jersey state net operating loss carryforwards and other New Jersey state deferred tax assets because management believes these assets do not meet the “more likely than not” criteria for recognition under SFAS 109.  Management believes all other deferred tax assets are more likely than not to be realized because of the future reversal of existing taxable timing differences and expected future taxable income.  Accordingly, there are no other valuation allowances provided at December 31, 2002.

Undistributed earnings of the Company’s foreign subsidiaries amounted to $19 million at December 31, 2002.  Those earnings are considered to be indefinitely reinvested in the operations of the foreign subsidiaries and, accordingly, no provision for U.S. federal or state income taxes has been provided thereon.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Leases.  The Company leases real estate and various equipment under operating and, to a lesser extent, capital lease arrangements.  Certain real estate leases provide for escalation of rent based upon a specified price index and/or based upon periodic appraisals.

At December 31, 2002, the Company was obligated under non-cancelable operating leases and capital leases to make future minimum lease payments as follows:

	Operating Leases	Capital Leases
	(In thousands)
Years ending December 31,
2003	$16,106	$1,106
2004	14,412	148
2005	12,548	148
2006	11,731	147
2007	10,809	74
Thereafter	352,765	—
Total minimum lease payments	$418,371	1,623
Less: Amounts representing interest		(162)
Total obligations under capital leases		1,461
Less: Amounts due within one year		(1,004)
Amounts due after one year		$457

The current and long-term obligations under capital leases are included in the “Other accrued liabilities” and “Other long-term obligations” captions, respectively, in the accompanying consolidated balance sheets.

Rental expense for operating leases was $21 million, $23 million and $17 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Detroit Development Agreement.  MGM Grand Detroit, LLC has operated an interim casino facility in downtown Detroit since July 29, 1999, and has been planning a permanent casino facility under a development agreement with the City of Detroit.  On August 2, 2002 the Detroit City Council approved revised development agreements with the Company and two other developers.  The revised development agreement released the Company and the City from certain of their obligations under the original agreement and significantly changed other provisions of the original agreement. Under the revised agreement:

•                                          The Company is no longer required to locate the permanent casino facility along the Detroit River.  Rather, the permanent casino is expected to be located near the existing temporary casino, on land to be purchased by the Company.

•                                          The Company will continue to provide letter of credit support for $50 million of bonds issued by the Economic Development Corporation of the City of Detroit for land purchases along the Detroit River.  The letter of credit will be drawn on to make interest and principal payments on the bonds, which mature in 2009.

•                                          The initial required hotel size for the permanent casino was reduced from 800 rooms to 400 rooms.

•                                          The Company can operate the interim casino facility until the permanent casino opens (expected by January 2006, subject to delays resulting from the Lac Vieux litigation).  Previously, the interim casino would have closed in January 2003.

The Company has recorded an intangible asset (development rights, deemed to have an indefinite life) of approximately $115 million in connection with its payment obligations under the revised development agreement.  Payments of $19 million were made through December 31, 2002, assets of $3 million will be transferred to the City, and the remaining obligations have been classified as either accrued liabilities ($38 million) or other long-term obligations ($55 million), depending on the payment date.  The long-term obligations include the Company’s obligation for repayment of the $50 million of bonds described above.  In addition to the above payments, the Company will pay the City 1% of gaming revenues (2% if annual revenues exceed $400 million) beginning January 1, 2006.

The Company is currently in the process of obtaining land and developing plans for the permanent casino facility, and currently expects the project to cost approximately $575 million (including land, capitalized interest and preopening expenses, but excluding approximately $115 million of payments to the City discussed above).  The design, budget and schedule of the permanent facility are at an early stage, and the ultimate timing, cost and scope of the project is subject to risks attendant to large-scale projects.

The ability to construct the permanent casino facility is currently subject to resolution of the Lac Vieux litigation.  In January 2002, the 6th Circuit Court of Appeals ruled that the ordinance governing the casino developer selection process in Detroit violated the First Amendment to the United States Constitution, because of preference given to certain bidders.  The Company’s operating subsidiary did not receive preference in the selection process.  The 6th Circuit Court remanded the case to the Federal District Court, which rejected the plaintiff’s request for a re-bidding process and determined that the only suitable remedy to the plaintiff was declaring the ordinance unconstitutional.  The plaintiff has appealed, and the 6th Circuit Court has issued an injunction, pending appeal, prohibiting the City and the developers from commencing construction pending further action of the 6th Circuit Court.

Borgata.  The Company contributed 27 acres of land for its ownership interest in Borgata.  Boyd Gaming Corporation contributed $90 million of cash.  Borgata obtained a $630 million secured bank credit facility, which is non-recourse to the Company.  Each party is required to contribute an additional $134 million in cash to the venture to fund the project.  As of December 31, 2002, each party had made $92 million of such contributions, including contributions made by Mirage before the Mirage Acquisition.

Guarantees.  The Company is party to various guarantee contracts in the normal course of business, which are generally supported by letters of credit issued by financial institutions.  The Company’s Senior Facilities limit the amount of letters of credit that can be issued to $150 million, and the amount of available borrowings under the Senior Facilities is reduced by any outstanding letters of credit.  At December 31, 2002, the Company had provided a $50 million letter of credit to support the Economic Development Corporation bonds, referred to above, which are a liability of the Company.  A $25 million letter of credit supports the Company’s requirement to make the additional equity contributions to Borgata referred to above.

The Company has indemnified the City of Detroit up to $20 million related to the Lac Vieux and certain other litigation.  This obligation has been accrued as part of the $115 million obligation to the City of Detroit referred to above.

Litigation.  The Company is a party to various legal proceedings, most of which relate to routine matters incidental to its business.  Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company’s financial position or results of operations.

NOTE 11 — STOCKHOLDERS’ EQUITY

On August 5, 1999, the Company announced a 12-month stock repurchase program for up to 10 million shares of its common stock.  The Company purchased a total of 3.1 million shares for an approximate cost of $66 million through February 2000.  The repurchase program was suspended as a result of the Mirage Acquisition and subsequently expired.

On April 18, 2000, the Company completed a private placement of 46.5 million shares of its common stock for a total purchase price of $1.23 billion.  On May 18, 2000, as required by the private placement agreement, the Company filed a shelf registration statement to register the resale of these shares.  Tracinda Corporation purchased 23 million shares in the private placement.

On August 29, 2001, the Company announced a stock repurchase program for up to 10 million shares of its common stock.  The Company purchased a total of 9 million shares at a total cost of $253 million through December 31, 2002 under this program.

In May 2002, the Board of Directors approved a restricted stock plan.  The plan allowed for the issuance of up to 1,000,000 shares of Company common stock to certain key employees.  The restrictions on selling these shares lapse 50% on the third anniversary date from the grant date and 50% on the fourth anniversary date after the grant date.  Through December 31, 2002, 903,000 shares were issued, with an aggregate value of $32 million.  This amount was recorded as deferred compensation in the accompanying consolidated balance sheet and is being amortized to operating expenses on a straight-line basis through the period in which the restrictions fully lapse.  Amortization for the year ended December 31, 2002 was $5 million, and 897,000 shares were outstanding under the plan at December 31, 2002.  In November 2002, the Board of Directors determined that no more awards would be granted under the restricted stock plan.

NOTE 12 — STOCK OPTION PLANS

The Company has adopted nonqualified stock option plans and incentive stock option plans which provide for the granting of stock options to eligible directors, officers and employees.                          The plans are administered by the Compensation and Stock Option Committee of the Board of Directors.  Salaried officers, directors and other key employees of the Company and its subsidiaries are eligible to receive options.  The exercise price in each instance is 100% of the fair market value of the Company’s common stock on the date of grant.  The options have 10-year terms and in most cases are exercisable in either four or five equal annual installments.

In November 2001, the Company offered its employees and members of its Board of Directors the opportunity to surrender certain stock options in exchange for the issuance of options equal in number to 90% of the options surrendered.  The replacement options were to be granted no earlier than 6 months and one day after the options were surrendered, at an exercise price equal to the market price of the Company’s common stock on the date the replacement options were granted.  In connection with the November 2001 offer, 5.7 million options with an average exercise price of $32.57 were surrendered in December 2001 and 5.2 million replacement options with an exercise price of $34.15 were granted in June 2002.

As of December 31, 2002, the aggregate number of shares subject to options available for grant under all of the plans was 2.5 million.  A summary of the status of the Company’s nonqualified stock option and incentive stock option plans for each of the years ended December 31, 2002, 2001 and 2000 is presented below:

	2002		2001		2000
	Shares (000’s)	Weighted Average Exercise Price	Shares (000’s)	Weighted Average Exercise Price	Shares (000’s)	Weighted Average Exercise Price

Outstanding at beginning of year	11,049	$20.67	17,567	$24.22	10,992	$17.00
Granted	6,484	34.17	905	29.41	8,738	31.55
Exercised	(2,707)	16.99	(759)	17.23	(1,244)	13.36
Terminated	(503)	29.51	(6,664)	31.49	(919)	22.98
Outstanding at end of year	14,323	27.18	11,049	20.67	17,567	24.22
Exercisable at end of year	7,582	24.90	5,664	18.10	3,536	15.25

The following table summarizes information about stock options outstanding at December 31, 2002:

			Options Outstanding			Options Exercisable
Range of Exercise Prices			Number Outstanding (000’s)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable (000’s)	Weighted Average Exercise Price
$9.48	-	$14.21	2,655	4.6	$13.10	2,057	$13.07
$14.22	-	$18.94	530	5.0	17.54	305	16.95
$18.95	-	$23.68	814	7.0	20.60	553	20.38
$23.69	-	$28.41	1,926	6.8	24.02	1,172	23.96
$28.42	-	$33.15	2,082	7.9	31.73	836	32.05
$33.16	-	$37.88	6,208	7.7	34.12	2,659	34.08
$37.89	-	$42.62	108	9.3	40.27	—	—
			14,323	6.9	27.18	7,582	24.90

Had the Company accounted for these plans under the fair value method allowed by SFAS 123, the Company’s net income and earnings per share would have been reduced to recognize the fair value of employee stock options.  The following are required disclosures under SFAS 123 and SFAS 148:

	Year Ended December 31,
	2002	2001	2000
	(In thousands, except per share amounts)
Net income
As reported	$292,435	$169,815	$160,744
Stock-based compensation under SFAS 123	(49,713)	(12,784)	(30,464)
Pro forma	$242,722	$157,031	$130,280
Basic earnings per share
As reported	$1.85	$1.07	$1.11
Stock-based compensation under SFAS 123	(0.31)	(0.08)	(0.21)
Pro forma	$1.54	$0.99	$0.90
Diluted earnings per share
As reported	$1.83	$1.06	$1.09
Stock-based compensation under SFAS 123	(0.31)	(0.08)	(0.21)
Pro forma	$1.52	$0.98	$0.88

There was no cost of employee stock-based compensation included in reported net income for the periods presented.  For purposes of computing the pro forma compensation, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates of 4% in 2002 and 2001, and 6% in 2000; no expected dividend yields for the years presented; expected lives of 5 years for the years presented; and expected volatility of 50% in 2002, 40% in 2001 and 38% in 2000.  The estimated weighted average fair value of options granted in 2002, 2001 and 2000 was $16.32, $12.23 and $13.25, respectively.

NOTE 13 — EMPLOYEE BENEFIT PLANS

Employees of the Company who are members of various unions are covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans.  The Company recorded an expense of $74 million in 2002, $59 million in 2001 and $34 million in 2000 under such plans.  The plans’ sponsors have not provided sufficient information to permit the Company to determine its share of unfunded vested benefits, if any.

The Company is self-insured for most health care benefits for its non-union employees.  The liability for claims filed and estimates of claims incurred but not reported is included in the “Other accrued liabilities” caption in the accompanying consolidated balance sheets.

The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees.  The plans allow employees to defer, within prescribed limits, up to 20% of their income on a pre-tax basis through contributions to the plans.  The Company matches, within prescribed limits, a portion of eligible employees’ contributions. The Company recorded charges for matching contributions of  $12 million in 2002, $14 million in 2001 and $12 million in 2000.

Until 2002, the Company maintained an employee stock purchase plan.  The plan provided eligible employees the opportunity to purchase shares of the Company’s common stock via payroll deductions.  The price for each share of common stock was the weighted average price paid for all the shares purchased by the plan administrator on behalf of the participating employees on the last trading day of each month.  The Company paid the administrative costs of the plan.  The plan was discontinued in February 2002.

The Company and MGM Grand Las Vegas maintain a nonqualified deferred retirement plan for certain key employees.  The plan allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund.  All deferred amounts vest immediately.  There are no employer matching contributions made under this plan.

The Company implemented a second nonqualified deferred retirement plan effective January 1, 2001 for certain key employees. The plan allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund.  Participants receive a Company match of up to 4% of salary, net of any Company match received under the Company’s 401(k) plan.  All employee deferrals vest immediately.  The Company matching contributions vest ratably over a three-year period.  The Company recorded charges for matching contributions of $1 million in 2002 and $1 million in 2001.

The Company implemented a supplemental executive retirement plan (“SERP”) for certain key employees effective January 1, 2001.  The SERP is a nonqualified plan under which the Company makes quarterly contributions which are intended to provide a retirement benefit that is a fixed percentage of a participant’s estimated final five-year average annual salary, up to a maximum of 65%.  Company contributions and investment earnings on the contributions are tax-deferred and accumulate as a retirement fund.  Employees do not make contributions under this plan.  A portion of the Company contributions and investment earnings thereon vests after three years of SERP participation and the remaining portion vests after both five years of SERP participation and 10 years of continuous service.  The Company recorded expense of $5 million and $4 million under this plan in 2002 and 2001, respectively.

NOTE 14 — RESTRUCTURING COSTS

During the first quarter of 2000, management initiated and completed a restructuring plan designed to consolidate certain general and administrative functions at New York-New York and MGM Grand Las Vegas.  This restructuring resulted in a charge against earnings in the first quarter of 2000 totaling $5 million.  Approximately 70 people were affected by the reductions, primarily at the Company’s operating resorts (excluding the Mirage properties).

In connection with the Mirage Acquisition, management initiated a comprehensive restructuring plan designed to reduce costs and improve efficiencies of the combined operations of the Company.  This restructuring resulted in a charge against earnings in the second quarter of 2000 totaling $18 million, primarily related to the accrual of costs associated with contract terminations and staffing reductions of approximately $6 million, the buyout of various leases of approximately $11 million and other related restructuring costs of $1 million.  Approximately 125 people were affected by the reductions, primarily at the Company’s operating resorts (excluding the Mirage properties).  In December 2002, the Company recorded a restructuring credit of $10 million related to a lease contract termination accrual originally recorded in June 2000.  The contract termination provided for payments based on the results of a successor tenant, and in December 2002 management determined that payment under this obligation is not probable.

During the third quarter of 2001, management responded to a decline in business volumes caused by the September 11 attacks by implementing cost containment strategies which included a significant reduction in payroll and a refocusing of several of the Company’s marketing programs.  Approximately 6,400 employees (on a full-time equivalent basis) were laid off or terminated, resulting in a $20 million charge against earnings, primarily related to the accrual of severance pay, extended health care coverage and other related costs in connection with these personnel reductions.  During the fourth quarter of 2001, there were additional personnel reductions related to the September 11 attacks, resulting in a $2 million charge against earnings.  An additional $2 million fourth quarter restructuring charge related to the termination of the Holiday Inn franchise agreement at the Boardwalk Hotel and Casino.

As a result of improving business levels and the Company’s success at re-hiring a substantial number of previously laid off or terminated employees, management determined in 2002 that a portion of the remaining accrual would now not be necessary.  This resulted in a restructuring credit of $10 million.

The Company recorded $3 million of restructuring charges in December 2002 related to contract termination costs for a restaurant and the EFX show at MGM Grand Las Vegas.

The following table summarizes restructuring costs and period-end restructuring accruals:

	Initial Provision	Cash Payments	Non-cash reductions	Balance at December 31, 2002
	(In thousands)
First quarter 2000 restructuring plan	$5,479	$(5,479)	$—	$—
2000 restructuring in connection with the Mirage Acquisition	18,040	(7,937)	(9,857)	246
2001 restructuring in response to the events of September 11, 2001	21,502	(10,535)	(10,421)	546
2001 franchise termination costs	1,880	(1,880)	—	—
2002 lease and show termination costs	3,257	(2,507)	—	750
	$50,158	$(28,338)	$(20,278)	$1,542

NOTE 15 — ASSET WRITE-DOWNS AND IMPAIRMENTS

In June 2000, the Company recognized a charge against earnings of $102 million for write-downs and impairments.  Approximately $49 million of the charge related to projects previously under development which management, in June 2000, determined not to pursue, driven by changes in strategy resulting from the acquisition of Mirage.  Significant elements of this charge were:  (1) a write-down to fair value (based on recent comparable market sales) of land on the Atlantic City Boardwalk ($26 million), which was reclassified as held for sale; (2) a write-down to fair value (based on solicited offers) of a golf course under development ($9 million), which was subsequently sold in the fourth quarter of 2000; and (3) a write-off of costs previously incurred for the development of a hotel tower at MGM Grand Las Vegas ($14 million).

Approximately $19 million of the June 2000 charge related to losses on the abandonment, disposal or divestiture of certain non-strategic assets during the second quarter of 2000, primarily in-progress construction and information systems projects which management terminated during the quarter.  The remaining charge ($34 million) resulted from the closure of the MGM Grand Las Vegas Theme Park.  The equipment and related theme park assets were written down to salvage value (determined by reference to comparable assets) based on management’s strategic decision not to operate a theme park and to sell the theme park assets.

In the third quarter of 2001, the Company reassessed the carrying value of certain assets and recognized an impairment charge of $45 million.  Approximately $32 million of this charge related to a further write-down of land held for sale on the Atlantic City Boardwalk.  This write-down resulted from a reassessment of the fair value of the land subsequent to the attacks, and was based on comparable sales data adjusted for the impact of recently enacted legislation authorizing large-scale gaming in the state of New York.  Management believes this legislation had a negative impact on real estate values on the Atlantic City Boardwalk.  The remaining charge relates to several assets abandoned in response to the September 11 attacks, primarily in-progress construction projects which management terminated after the attacks.

In September 2002, the Company recorded write-downs and impairments of $13 million.  In September 2002, Tropical Storm Isidore caused property damage at Beau Rivage totaling $8 million, including clean-up costs.  The amount of the write-down for damaged assets was determined based on the net book value of the assets and engineering estimates.  In connection with the revised development agreement in Detroit (see discussion in Note 10), the Company wrote off $5 million, which is the net book value of previously incurred development costs associated with the riverfront permanent casino site ($9 million), offset by previously accrued obligations no longer required under the revised development agreement ($4 million).

In December 2002, the Company recorded $2 million of write-downs and impairments, which represented the net book value of assets abandoned or replaced with new construction.

NOTE 16 — RELATED PARTY TRANSACTIONS

The Company’s related party transactions generally fall into the following categories:

•                  Payment of license fees to an entity affiliated through common ownership;

•                  Payment of professional fees to firms affiliated with certain of our directors;

•                  Payment to certain directors for consulting services outside of the scope of their duties as directors;

•                  Payment for rental of aircraft from entities affiliated through common ownership.

Such transactions aggregated $3 million in 2002, $3 million in 2001 and $7 million in 2000, and included aggregate payments of $5 million for legal fees and $3 million for license fees.  In addition, the Company earned revenue of $1 million from related parties in 2002, primarily for the use of our resort facilities; such revenue was immaterial in 2001 and 2000.

NOTE 17 — CONSOLIDATING CONDENSED FINANCIAL INFORMATION

The Company’s subsidiaries (excluding MGM Grand Detroit, LLC and certain minor subsidiaries) have fully and unconditionally guaranteed, on a joint and several basis, payment of the Senior Facilities, the senior notes, the Mirage Notes, and the senior subordinated notes.  Separate condensed financial statement information for the subsidiary guarantors and non-guarantors as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is as follows:

	As of and for the Year Ended December 31, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
	(In thousands)
BALANCE SHEET
Current assets	$92,459	$457,812	$55,139	$—	$605,410
Property and equipment, net	10,375	8,597,957	166,085	(11,972)	8,762,445
Investment in subsidiaries	7,490,107	122,897	—	(7,613,004)	—
Investment in unconsolidated affiliates	127,902	925,065	—	(342,165)	710,802
Other non-current assets	39,037	246,187	141,104	—	426,328
	$7,759,880	$10,349,918	$362,328	$(7,967,141)	$10,504,985

Current liabilities	$(1,015,734)	$1,696,668	$69,134	$—	$750,068
Deferred income taxes	1,769,017	—	414	—	1,769,431
Long-term debt	4,341,253	863,579	8,946	—	5,213,778
Other non-current liabilities	1,200	50,074	56,290	—	107,564
Stockholders’ equity	2,664,144	7,739,597	227,544	(7,967,141)	2,664,144
	$7,759,880	$10,349,918	$362,328	$(7,967,141)	$10,504,985

STATEMENT OF OPERATIONS
Net revenues	$—	$3,371,016	$438,476	$—	$3,809,492
Equity in subsidiaries earnings	671,076	108,361	—	(779,437)	—
Expenses:
Casino and hotel operations	—	1,845,988	203,785	—	2,049,773
Provision for doubtful accounts	—	27,317	358	—	27,675
General and administrative	—	515,682	50,398	—	566,080
Corporate expense	3,268	40,588	—	—	43,856
Preopening and start-up expenses	403	13,738	—	—	14,141
Restructuring costs (credit)	—	(17,021)	—	—	(17,021)
Write-downs and impairments	—	9,958	4,754	—	14,712
Depreciation and amortization	2,683	352,910	26,239	3,058	384,890
	6,354	2,789,160	285,534	3,058	3,084,106
Income from unconsolidated affiliate	—	32,361	—	—	32,361
Operating income	664,722	722,578	152,942	(782,495)	757,747
Interest expense, net	(239,510)	(26,801)	(16,473)	—	(282,784)
Other, net	—	(9,916)	(1,130)	3,058	(7,988)
Income from continuing operations before income taxes	425,212	685,861	135,339	(779,437)	466,975
Provision for income taxes	(132,777)	(31,022)	(7,648)	_—	(171,447)
Income from continuing operations	292,435	654,839	127,691	(779,437)	295,528
Discontinued operations	—	(2,765)	—	—	(2,765)
Income before extraordinary item	292,435	652,074	127,691	(779,437)	292,763
Extraordinary item	—	—	(328)	—	(328)
Net income	$292,435	$652,074	$127,363	$(779,437)	$292,435

	For the Year Ended December 31, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
	(In thousands)

STATEMENT OF CASH FLOWS
Net cash provided by (used in) operating activities	$1,206,670	$(530,952)	$151,443	$797	$827,958
Net cash provided by (used in) investing activities	(3,588)	(339,380)	(27,179)	(1,063)	(371,210)
Net cash provided by (used in) financing activities	(1,212,536)	896,900	(139,114)	265	(454,485)

	As of and for the Year Ended December 31, 2001
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
	(In thousands)
BALANCE SHEET
Current assets	$19,613	$469,078	$65,423	$107,813	$661,927
Property and equipment, net	11,616	8,715,875	176,126	(11,972)	8,891,645
Investment in subsidiaries	7,128,853	126,895	—	(7,255,748)	—
Investment in unconsolidated affiliates	127,902	847,212	—	(342,165)	632,949
Intercompany note receivable	94,124	(94,124)	—	—	—
Other non-current assets	46,315	237,685	26,922	—	310,922
	$7,428,423	$10,302,621	$268,471	$(7,502,072)	$10,497,443

Current liabilities	$311,389	$721,976	$45,032	$(190,487)	$887,910
Deferred income taxes	159,481	1,486,849	2,761	97,181	1,746,272
Long-term debt	4,441,352	842,793	11,168	—	5,295,313
Other non-current liabilities	5,501	51,153	594	—	57,248
Stockholders’ equity	2,510,700	7,199,850	208,916	(7,408,766)	2,510,700
	$7,428,423	$10,302,621	$268,471	$(7,502,072)	$10,497,443

STATEMENT OF OPERATIONS
Net revenues	$—	$3,353,433	$396,387	$—	$3,749,820
Equity in subsidiaries earnings	559,172	92,007	—	(651,179)	—
Expenses:
Casino and hotel operations	—	1,878,418	187,763	—	2,066,181
Provision for doubtful accounts	—	69,930	760	—	70,690
General and administrative	—	507,317	45,599	—	552,916
Corporate expense	10,073	27,564	—	—	37,637
Preopening and start-up expenses	—	4,030	100	—	4,130
Restructuring costs	—	23,410	(28)	—	23,382
Write-downs and impairments	—	45,827	235	—	46,062
Depreciation and amortization	1,079	346,643	28,223	—	375,945
	11,152	2,903,139	262,652	—	3,176,943
Income from unconsolidated affiliate	—	36,816	—	—	36,816
Operating income	548,020	579,117	133,735	(651,179)	609,693
Interest expense, net	(286,231)	(30,216)	(18,752)	—	(335,199)
Other, net	297	(3,885)	(120)	—	(3,708)
Income from continuing operations before income taxes	262,086	545,016	114,863	(651,179)	270,786
Provision for income taxes	(91,493)	(537)	(12,790)	—	(104,820)
Income from continuing operations	170,593	544,479	102,073	(651,179)	165,966
Discontinued operations	—	4,627	—	—	4,627
Income before extraordinary item	170,593	549,106	102,073	(651,179)	170,593
Extraordinary item	(778)	—	—	—	(778)
Net income	$169,815	$549,106	$102,073	$(651,179)	$169,815

STATEMENT OF CASH FLOWS
Net cash provided by (used in) operating activities	$(310,773)	$979,451	$123,180	$4,025	$795,883
Net cash provided by (used in) investing activities	(80)	(314,219)	(37,783)	(123)	(352,205)
Net cash provided by (used in) financing activities	324,830	(712,425)	(71,178)	(3,902)	(462,675)

	For the Year Ended December 31, 2000
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
	(In thousands)
STATEMENT OF OPERATIONS
Net revenues	$—	$2,522,142	$436,061	$—	$2,958,203
Equity in subsidiaries earnings	525,352	89,832	—	(615,184)	—
Expenses:
Casino and hotel operations	—	1,343,448	200,792	—	1,544,240
Provision for doubtful accounts	—	40,076	1,517	—	41,593
General and administrative	—	360,567	56,471	—	417,038
Corporate expense	26,272	8,521	—	—	34,793
Preopening and start-up expenses	—	3,258	2,366	—	5,624
Restructuring costs	159	21,515	1,845	—	23,519
Write-downs and impairments	26,444	72,058	3,723	—	102,225
Depreciation and amortization	1,046	246,701	36,164	(358)	283,553
	53,921	2,096,144	302,878	(358)	2,452,585
Income from unconsolidated affiliate	—	22,068	—	—	22,068
Operating income	471,431	537,898	133,183	(614,826)	527,686
Interest expense, net	(200,286)	(25,533)	(27,849)	—	(253,668)
Other, net	287	(535)	—	—	(248)
Income from continuing operations before income taxes	271,432	511,830	105,334	(614,826)	273,770
Provision for income taxes	(105,272)	206	(3,469)	—	(108,535)
Income from continuing operations	166,160	512,036	101,865	(614,826)	165,235
Discontinued operations	—	925	—	—	925
Income before extraordinary item	166,160	512,961	101,865	(614,826)	166,160
Extraordinary item	(5,416)	—	—	—	(5,416)
Net income	$160,744	$512,961	$101,865	$(614,826)	$160,744

STATEMENT OF CASH FLOWS
Net cash provided by (used in) operating activities	$(113,167)	$661,274	$137,954	$114,924	$800,985
Net cash provided by (used in) investing activities	(5,004,606)	(403,987)	(25,803)	(98,776)	(5,533,172)
Net cash provided by (used in) financing activities	5,119,206	(155,178)	(109,247)	(16,148)	4,838,633

NOTE 18 — SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total
	(In thousands, except per share amounts)
2002
Net revenues	$954,514	$975,616	$953,039	$926,323	$3,809,492
Operating income	202,114	228,507	183,111	144,015	757,747
Income from continuing operations	79,997	100,380	73,265	41,886	295,528
Income before extraordinary item	81,956	101,875	69,888	39,044	292,763
Net income	81,956	101,875	69,560	39,044	292,435
Basic income per share:
Income from continuing operations	$0.51	$0.63	$0.46	$0.27	$1.87
Income before extraordinary item	0.52	0.64	0.44	0.25	1.85
Net income	0.52	0.64	0.44	0.25	1.85
Diluted income per share:
Income from continuing operations	$0.50	$0.62	$0.46	$0.27	$1.85
Income before extraordinary item	0.51	0.63	0.43	0.25	1.83
Net income	0.51	0.63	0.43	0.25	1.83

2001
Net revenues	$996,306	$985,396	$932,435	$835,683	$3,749,820
Operating income	226,386	209,094	63,093	111,120	609,693
Income (loss) from continuing operations	80,373	73,883	(11,148)	22,858	165,966
Income (loss) before extraordinary item	84,672	76,586	(14,353)	23,688	170,593
Net income (loss)	83,894	76,586	(14,353)	23,688	169,815
Basic income (loss) per share:
Income (loss) from continuing operations	$0.50	$0.46	$(0.07)	$0.15	$1.04
Income (loss) before extraordinary item	0.53	0.48	(0.09)	0.15	1.07
Net income (loss)	0.53	0.48	(0.09)	0.15	1.07
Diluted income (loss) per share:
Income (loss) from continuing operations	$0.50	$0.46	$(0.07)	$0.14	$1.03
Income (loss) before extraordinary item	0.52	0.47	(0.09)	0.15	1.06
Net income (loss)	0.52	0.47	(0.09)	0.15	1.06

Because income (loss) per share amounts are calculated using the weighted average number of common and dilutive common equivalent shares outstanding during each quarter, the sum of the per share amounts for the four quarters may not equal the total income per share amounts for the year.

NOTE 19 — SUBSEQUENT EVENTS

Stock Repurchase Program.  In January 2003, the Company repurchased the remaining 1.4 million shares available under its existing 10 million-share authorization.  In February 2003, the Board of Directors approved a new 10 million-share repurchase program.

Stock Option Grants.  In January and February 2003, the Compensation and Stock Option Committee of the Board of Directors granted 8 million options to Company employees.  As shown in Note 12, only 2.5 million options were available for grant under existing option plans as of December 31, 2002.  The Company intends to solicit shareholder approval of an amendment to the current stock option plan, to increase the authorized number of options by 8 million, at the 2003 Annual Meeting of Shareholders.  The Company’s majority shareholder has indicated its intent to vote its shares in favor of the increased authorization.  As a result, the Company will not incur compensation expense in connection with such grants.

Cash Transaction Reporting Violations.  In February 2003, Company management became aware of and self-reported certain violations regarding the reporting of certain cash transactions.  Management and the Nevada State Gaming Control Board are investigating the violations, and the Company is unable to determine the amount of fines, if any, or extent of sanction, if any, that will be levied by the Nevada State Gaming Control Board or the Federal Government.

NOTE 20 — DISCONTINUED OPERATIONS

In June 2003, the Company entered into an agreement to sell its subsidiaries operating the Golden Nugget Las Vegas and Golden Nugget Laughlin (the “Golden Nugget Subsidiaries”), including substantially all of the assets and liabilities of those resorts, for approximately $215 million, subject to certain working capital adjustments. This transaction is expected to be completed by the end of 2003, subject to customary sales conditions and regulatory approval.  Also in June 2003, the Company ceased operations of PLAYMGMMIRAGE.com, its online gaming website (“Online”).

The results of the Golden Nugget Subsidiaries and Online are classified as discontinued operations in the accompanying consolidated statements of income for all periods presented.  Included in the results of the discontinued operations is an allocation of interest expense based on the ratio of the net assets of the discontinued operations to the total consolidated net assets and debt of the Company.  Interest allocated to discontinued operations was $9 million, $10 million and $9 million for the years ended December 31, 2002, 2001 and 2000, respectively.